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400 Somerset St., New Brunswick, NJ 08901

732.342.7600

MAGYAR BANCORP, INC. ANNOUNCES SECOND QUARTER FINANCIAL RESULTS

New Brunswick, New Jersey, April 23, 2019 – Magyar Bancorp (NASDAQ: MGYR) (the “Company”), parent company of Magyar Bank, reported today the results of its operations for the three and six months ended March 31, 2019.

The Company reported a 94% increase in net income to $768,000 for the three months ended March 31, 2019, compared with net income of $396,000 for the three months ended March 31, 2018. Net income for the six months ended March 31, 2019 increased 100% to $1.5 million compared with net income of $725,000 for the six months ended March 31, 2018.

The net income per share was $0.13 for the three months ended March 31, 2019 compared to $0.07 for the three months ended March 31, 2018. Net income per share was $0.25 for the six months ended March 31, 2019 compared to $0.12 for the six months ended March 31, 2018.

“We’re very pleased to report a 100% increase in our net income for the first half of our fiscal year,” stated John Fitzgerald, President and Chief Executive Officer. “A key component to our strong earnings growth has been our ability to attract new, low-cost deposits through the many strong relationships we have throughout the community. Total deposits have increased $41.7 million, or 7.9%, over the first six months, including a $19.1 million, or 18.2%, increase in our non-interest checking accounts. These low cost deposits helped increase our net interest margin on a linked quarter basis from 3.32% to 3.41%.”

Mr. Fitzgerald added, “For the second half of our fiscal year, we expect to see this momentum continue, and, when combined with further improvement in our balance sheet, we expect our earnings to continue to improve.”

Results from Operations for the Three Months Ended March 31, 2019

Net income increased $372,000, or 94.0%, during the three-month period ended March 31, 2019 compared with the three-month period ended March 31, 2018 primarily from higher net interest and dividend income and lower provisions for loan loss.

Net interest and dividend income increased $300,000, or 6.2%, to $5.1 million for the three months ended March 31, 2019 from $4.8 million for the three months ended March 31, 2018. The Company’s net interest margin decreased by 9 basis points to 3.41% for the quarter ended March 31, 2019 compared to 3.50% for the quarter ended March 31, 2018. The yield on interest-earning assets increased 29 basis points to 4.54% for the three months ended March 31, 2019 from 4.25% for the three months ended March 31, 2018 due to higher balances of loans receivable as well as higher market interest rates between the two periods. The cost of interest-bearing liabilities increased 49 basis points to 1.44% for the three months ended March 31, 2019 from 0.95% for the three months ended March 31, 2018 due to higher market interest rates and higher average balances in money market accounts.

Interest and dividend income increased $952,000, or 16.3%, to $6.8 million for the three months ended March 31, 2019 from the three months ended March 31, 2018. The increase was attributable to a $49.5 million, or 8.9%, increase in the average balance of interest-earning assets in addition to a 29 basis point increase in the yield on such assets to 4.54% for the quarter ended March 31, 2019 compared with the prior year period. Interest expense increased $652,000, or 62.9%, to $1.7 million for the three months ended March 31, 2019 from $1.0 million for the three months ended March 31, 2018. The average balance of interest-bearing liabilities increased $32.8 million, or 7.4%, between the two periods, while the cost on such liabilities grew 49 basis points to 1.44% for the quarter ended March 31, 2019 compared with the prior year period.

The provision for loan losses was $106,000 for the three months ended March 31, 2019 compared to $257,000 for the three months ended March 31, 2018. The Company did not incur any charge-offs during the current period but did receive $92,000 in recoveries of loans previously charged-off. The Company incurred $25,000 in net charge-offs for the three months ended March 31, 2018.

Other income increased $196,000, or 53.1%, to $565,000 during the three months ended March 31, 2019 compared to $369,000 for the three months ended March 31, 2018. The increase was attributable to higher service charge income, higher gains from the sale of SBA loans, and a gain from the sale of an investment security. Service charge income increased $57,000 from the prior year period due to higher loan and deposit fees. The Company recorded a gain totaling $151,000 from the sale of the guaranteed portion of a SBA loan during the three months ended March 31, 2019, compared with $30,000 in gains for the prior year period. In addition, one investment security totaling $915,000 was sold for a gain of $32,000 during the three months ended March 31, 2019 while there were no investment gains for the prior year period.

During the three months ended March 31, 2019, other expenses increased $133,000, or 3.1%, to $4.5 million from the three months ended March 31, 2018. Compensation and benefit expense increased $74,000, or 3.0%, from the prior year period due to the addition of a new commercial lender as well as annual merit increases for employees. In addition, OREO expenses increased $46,000 to $214,000 for the three months ended March 31, 2019 from $168,000 for the prior year period due to higher valuation allowances resulting from updated real estate appraisals.

The Company recorded tax expense of $324,000 for the three months ended March 31, 2019, compared with $182,000 for the three months ended March 31, 2018. The increase was due to a $514,000 increase in the Company’s results from operations. The Company’s effective tax rate for the three months ended March 31, 2019 was 29.7% compared with 31.5% for the three months ended March 31, 2018.

Results from Operations for the Six Months Ended March 31, 2019

Net income increased $727,000, or 100.3%, to $1.5 million during the six-month period ended March 31, 2019 compared with $725,000 for the six-month period ended March 31, 2018 due to higher net interest and dividend income and lower provisions for loan loss.

Net interest and dividend income increased $501,000 to $10.1 million for the six months ended March 31, 2019 from $9.6 million for the six months ended March 31, 2018. The Company’s net interest margin decreased by 10 basis points to 3.37% for the six months ended March 31, 2019 compared to 3.47% for the six months ended March 31, 2018. The yield on interest-earning assets increased 25 basis points to 4.47% for the six months ended March 31, 2019 from 4.22% for the six months ended March 31, 2018 due to higher balances of loans receivable as well as higher market interest rates between the two periods. The cost of interest-bearing liabilities increased 45 basis points to 1.40% for the six months ended March 31, 2019 from 0.95% for the six months ended March 31, 2018 due to higher market interest rates and higher average balances in money market accounts.

Interest and dividend income increased $1.7 million, or 14.7%, to $13.5 million for the six months ended March 31, 2019 compared to the six months ended March 31, 2018. The average balance of interest-earning assets increased $46.4 million, or 8.3%, while the yield on such assets increased 25 basis points to 4.47% for the six months ended March 31, 2019 compared with the prior year period. Interest expense increased $1.2 million, or 58.5%, to $3.3 million for the six months ended March 31, 2019. The average balance of interest-bearing liabilities increased $31.4 million, or 7.1%, between the two periods while the cost on such liabilities increased 45 basis points to 1.40% from 0.95%.

The provision for loan losses was $307,000 for the six months ended March 31, 2019 compared to $506,000 for the six months ended March 31, 2018. Net recoveries were $93,000 for the six months ended March 31, 2019 compared to net charge-offs of $213,000 for the six months ended March 31, 2018.

During the six months ended March 31, 2019 there were no loan charge-offs and four loan recoveries totaling $93,000.

Other income decreased $25,000, or 2.5%, to $1.0 million for the six months ended March 31, 2019 compared to the prior year period. The decrease was attributable to lower gains from the sale of loans and investments, partially offset by higher service charges. The Company recorded gains totaling $151,000 from the sale of guaranteed portions of SBA loans and $32,000 from the sale of investment securities during the six months ended March 31, 2019, compared with $216,000 in loan gains and $107,000 from the sale of investment securities for the prior year period. Offsetting these decreases were higher service charges, which increased $120,000 to $600,000 for the six months ended March 31, 2019 due to higher loan and deposit fees.

Other expenses increased $90,000, or 1.0%, to $8.8 million during the six months ended March 31, 2019 from the six months ended March 31, 2018. Compensation and benefit expense increased $159,000, or 3.3%, from the prior year period due the addition of a new commercial lender as well as annual merit increases for employees. In addition, professional fees increased $85,000 to $569,000 for the six months ended March 31, 2019 from $484,000 for the prior year period due to higher legal expenses resulting from collection efforts of non-performing loans. Offsetting these increases were decreases in OREO expenses, which declined $139,000, and loan servicing expenses, which declined $52,000.

The Company recorded tax expense of $604,000 for the six months ended March 31, 2019, compared with $746,000 for the six months ended March 31, 2018. The decrease was the result of a prior period charge in the amount of $306,000 resulting from the write-down of deferred tax assets due to the enactment of the Tax Cuts and Jobs Act on December 22, 2017, which lowered the Company’s federal income tax rate from 34% to 21%. The decrease was partially offset by higher income tax resulting from the $585,000 increase in the Company’s results from operations. The Company’s effective tax rate for the six months ended March 31, 2019 was 29.4% compared with 29.9% for the six months ended March 31, 2018.

Balance Sheet Comparison

Total assets increased $41.0 million, or 6.6%, to $665.0 million during the six months ended March 31, 2019 from $624.0 million at September 30, 2018. The growth was attributable to a $32.8 million increase in cash and cash equivalent balances, a $7.0 million increase in net loans receivable, and a $2.2 million increase in investment securities.

Cash and interest bearing deposits with banks increased $32.8 million, or 213.4%, to $48.2 million at March 31, 2019 from $15.4 million at September 30, 2018 from net deposit inflows during the six months ended March 31, 2019.

Total loans receivable increased $7.4 million during the six months ended March 31, 2019 to $519.9 million and were comprised of $223.4 million (43.0%) commercial real estate loans, $189.1 million (36.4%) one-to-four family residential mortgage loans, $49.2 million (9.5%) commercial business loans, $33.5 million (6.4%) construction loans, $19.5 million (3.7%) home equity lines of credit and $5.2 million (1.0%) other loans.

Total non-performing loans increased $2.9 million to $3.8 million at March 31, 2019 from $906,000 at September 30, 2018. The increase related to one construction loan that ceased performing and in accordance with Company policy resulted in the initiation of foreclosure proceedings. Based on updated appraisals of the real estate securing the loan, management believes the loan is adequately secured by real estate. For the three months ended March 31, 2019 non-performing loans declined $282,000. The ratio of non-performing loans to total loans increased to 0.73% at March 31, 2019 from 0.18% at September 30, 2018.

Included in the non-performing loan totals were three commercial real estate loans totaling $450,000, two commercial business loan totaling $352,000, one home equity line of credit totaling $39,000, one residential mortgage loans totaling $38,000, and one construction loan totaling $2.9 million.

During the six months ended March 31, 2019, the allowance for loan losses increased $400,000 to $4.6 million. The allowance for loan losses as a percentage of non-performing loans decreased to 122% at March 31, 2019 compared with 464% at September 30, 2018. At March 31, 2019 the Company’s allowance for loan losses as a percentage of total loans was 0.88% compared with 0.82% at September 30, 2018. Future increases in the allowance for loan losses may be necessary based on the growth of the loan portfolio, the change in composition of the loan portfolio, possible future increases in non-performing loans and charge-offs, and the possible deterioration of the current economic environment.

Investment securities increased $2.2 million to $58.3 million at March 31, 2019 from $56.1 million at September 30, 2018. The Company purchased $4.7 million of U.S. Government-sponsored enterprise obligations, sold securities totaling $915,000 and received principal repayments totaling $2.2 million during the six months ended March 31, 2019. In addition, the mark-to-market value of the Company’s available-for-sale investment portfolio increased $607,000 during the six months ended March 31, 2019 due to price fluctuations from change in market interest rates.

Other real estate owned decreased $1.0 million to $7.6 million at March 31, 2019 from $8.6 million at September 30, 2018. The decrease was the result of the two sales totaling $846,000 and valuation allowances totaling $212,000. The Bank is determining the proper course of action for its other real estate owned, which may include holding the properties until the real estate market further improves, marketing the individual properties for sale, or selling multiple properties to a real estate investor.

Total deposits increased $41.7 million, or 7.9%, to $571.8 million during the six months ended March 31, 2019. The increase in deposits occurred in money market accounts, which increased $38.0 million, or 22.7%, to $205.3 million, non-interest bearing checking accounts, which increased $19.1 million, or 18.2%, to $123.8 million and in interest-bearing checking accounts, which increased $815,000, or 1.8%, to $47.2 million. Offsetting these increases were decreases in certificates of deposit (including individual retirement accounts) which decreased $9.4 million, or 7.2%, to $120.9 million, and in savings accounts, which decreased $6.8 million, or 8.3%, to $74.6 million.

Included with the total deposits at March 31, 2019 and September 30, 2018 were brokered certificates of deposit totaling $8.8 million and $14.8 million, respectively. Retail deposit inflows were used to repay maturing brokered deposits.

Federal Home Loan Bank of New York advances decreased $2.9 million to $32.6 million at March 31, 2019 from $35.5 million at September 30, 2018 to fund growth in the net loans receivable. Retail deposit inflows were used to repay maturing advances.

The Company’s book value per share increased to $9.16 at March 31, 2019 from $8.82 at September 30, 2018. The increase was due to the Company’s results of operations for the six months ended March 31, 2019.

About Magyar Bancorp

Magyar Bancorp is the parent company of Magyar Bank, a community bank headquartered in New Brunswick, New Jersey. Magyar Bank has been serving families and businesses in Central New Jersey since 1922 with a complete line of financial products and services. Today, Magyar operates seven branch locations in New Brunswick, North Brunswick, South Brunswick, Branchburg, Bridgewater, and Edison (2). Please visit us online at www.magbank.com.

Forward Looking Statements

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward- looking terminology, such as “may,” “will,” “believe,” “expect,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those risks previously disclosed in the Company’s filings with the SEC, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services, and with respect to the loans extended by the Bank and real estate owned, the following: risks related to the economic environment in the market areas in which the Bank operates, particularly with respect to the real estate market in New Jersey; the risk that the value of the real estate securing these loans may decline in value; the risk that significant expense may be incurred by the Company in connection with the resolution of these loans; and the risk that expected resolutions of other real estate owned may not occur or may be delayed. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact: John Reissner, 732.214.2083

MAGYAR BANCORP, INC. AND SUBSIDIARY

Selected Financial Data

(Dollars in Thousands, Except Per Share Data)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2019	2018	2019	2018

Income Statement Data:
Interest and dividend income	$6,809	$5,857	$13,469	$11,744
Interest expense	1,688	1,036	3,316	2,092
Net interest and dividend income	5,121	4,821	10,153	9,652
Provision for loan losses	106	257	307	506
Net interest and dividend income after
provision for loan losses	5,015	4,564	9,846	9,146
Non-interest income	565	369	991	1,016
Non-interest expense	4,488	4,355	8,781	8,691
Income before income tax expense	1,092	578	2,056	1,471
Income tax expense	324	182	604	746
Net income	$768	$396	$1,452	$725

Per Share Data:
Basic earnings per share	$0.13	$0.07	$0.25	$0.12
Diluted earnings per share	$0.13	$0.07	$0.25	$0.12
Book value per share, at period end	$9.16	$8.59	$9.16	$8.59

Selected Ratios (annualized):
Return on average assets	0.47%	0.26%	0.45%	0.24%
Return on average equity	5.86%	3.18%	5.48%	2.89%
Net interest margin	3.41%	3.50%	3.37%	3.47%

	March 31,	September 30,
	2019	2018
Balance Sheet Data:
Assets	$664,962	$623,968
Loans receivable	519,980	512,630
Allowance for loan losses	4,600	4,200
Investment securities - available for sale, at fair value	24,347	22,469
Investment securities - held to maturity, at cost	33,920	33,645
Deposits	571,794	530,137
Borrowings	32,559	35,524
Shareholders' Equity	53,326	51,362

Asset Quality Data:
Non-performing loans	$3,779	$906
Other real estate owned	7,558	8,586
Total non-performing assets	11,337	9,492
Allowance for loan losses to non-performing loans	121.73%	463.58%
Allowance for loan losses to total loans receivable	0.88%	0.82%
Non-performing loans to total loans receivable	0.73%	0.18%
Non-performing assets to total assets	1.70%	1.52%
Non-performing assets to total equity	21.26%	18.48%